EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

We have issued our report dated January 28, 2005 accompanying the consolidated financial statements and schedules included in the Annual Report of Technology Solutions Company and Subsidiaries on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report on the Prospectus constituting part of the Registration Statement on Form S-3 (File No. 333-33671), Form S-4 (File No. 333-119773) and Form S-8 (File No. 333-63057), (File No. 333-31387), (File No. 33-63612), (File No. 33-83434), (File No. 33-83436), (File No. 33-98068) of Technology Solutions Company and Subsidiaries.

/s/ Grant Thornton LLP

Grant Thornton LLP

Chicago, Illinois
March 23, 2005